Exhibit 99.1

Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 9, 2007

 Crystal River’s management will host a dial-in teleconference to review its second quarter 2007 financial results on August 10, 2007, at 9:00 a.m. (EDT). The teleconference can be accessed by dialing 888-802-2279 or 913-312-1265 (International). A replay of the recorded teleconference will be available through August 24, 2007. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 9575141. A live audio webcast of the call will be accessible on the Company's website, www.crystalriverreit.com, via a link from the Investor Relations section. A replay of the audio webcast will be archived in the Investor Relations section of the Company's website.

CRYSTAL RIVER REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

NEW YORK, NY—August 9, 2007—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced its financial results for the quarter ended June 30, 2007.

Second Quarter Highlights

($ in millions,	Three Months Ended
except per share data)	June 30, 2007	March 31, 2007	June 30, 2006

Revenues	$62.6	$57.8	$45.4

Net income (loss)	$(9.1)	$7.5	$6.0
Per share	$(0.36)	$0.30	$0.34

Net investment income (1)	$21.2	$18.5	$14.0
Per share	$0.85	$0.74	$0.80

Operating earnings (1)	$17.0	$14.8	$11.2
Per share	$0.68	$0.59	$0.64

Dividends declared per share	$0.68	$0.68	$0.725

(1) Defined below

•	Board of Directors approved a stock repurchase plan of up to two million shares of common stock
•	Increased net investment income per share by 15% to $0.85, up from $0.74 in the first quarter of 2007
•	Increased operating earnings per share by 15% to $0.68, up from $0.59 in the first quarter of 2007
•	Net loss of $9.1 million included non-cash impairment charges totaling $22.1 million
•	Only 3.0%, or $113.4 million, of the total investment portfolio is in sub-prime RMBS
•	Estimated REIT taxable income per share totaled $0.68 in the second quarter of 2007

“In response to this recent period of uncertainty, we have focused on maintaining liquidity, and we believe Crystal River is well positioned in the current market environment,” said Clifford Lai, President and Chief Executive Officer of Crystal River. “Going forward, we will continue to pursue our business plan by allocating further capital where value and prices are not aligned, including the repurchase of our own shares.”

Second Quarter Financial Summary

Revenues for the quarter ended June 30, 2007 increased 8% to $62.6 million, from $57.8 million in the first quarter of 2007. Net investment income (defined below) for the quarter ended June 30, 2007 totaled $21.2 million, or $0.85 per share, up from $18.5 million, or $0.74 per share, in the first quarter of 2007. The net investment income is the highest level for the Company since its formation in 2005. Operating earnings (defined below) for the quarter ended June 30, 2007 totaled $17.0 million, or $0.68 per share, up from $14.8 million, or $0.59 per share, in the first quarter of 2007. The increase in operating earnings and net investment income is primarily a result of asset purchases and reallocation of capital into higher-yielding assets over the prior period.

The net loss for the quarter ended June 30, 2007 totaled $9.1 million, or $0.36 per share, compared to net income of $7.5 million, or $0.30 per share, in the first quarter of 2007. The primary contributors to the net loss were the following:

•
An impairment charge of $9.3 million, or $0.37 per share, from unrealized losses on approximately $935 million of Agency mortgage-backed securities (“MBS”) designated for possible sale, should attractive investment alternatives become available. As the timely payment of principal and interest is guaranteed by a U.S. government agency, this non-cash impairment charge represents mark to market changes due to an increase in interest rates since the purchase of these securities.

•
An impairment charge of $12.8 million, or $0.51 per share, on some of the portfolio’s non-Agency RMBS investments due to changes in the Company’s prepayment and credit assumptions regarding the timing of cash flows and the expectation that market values on these securities may remain depressed for an extended period of time.

GAAP common equity book value per share declined from $20.82 at March 31, 2007 to $19.37 at June 30, 2007. This was due to the general widening of yield spreads in the RMBS and CMBS markets and the resulting mark to market adjustments to the Company’s available for sale securities. The majority of the assets with negative mark to market adjustments have been permanently financed in the Company’s two collateralized debt obligations (“CDOs”). Under GAAP, the liabilities issued by the Company’s CDOs are not marked to market.

Non-interest expenses, excluding depreciation and amortization, in the second quarter of 2007 increased by $0.6 million from the first quarter of 2007, primarily as a result of the higher insurance and professional fees associated with being a public company.

Second Quarter Investment Activity

During the second quarter of 2007, Crystal River added $642.4 million and sold $88.4 million in investments in the following asset classes:

•
Agency MBS: Agency MBS are securities that have been guaranteed by an agency of the U.S. government (Ginnie Mae) or by U.S. government sponsored enterprises (Fannie Mae and Freddie Mac). Owners of Agency bonds are guaranteed the timely payment of principal and interest, which gives the bonds the equivalent of an AAA credit rating, the highest rating available. The Company’s Agency MBS are secured by adjustable-rate mortgages whose interest rates change based on short-term rates.

The Company purchased $562.4 million and sold $88.4 million of Fannie Mae and Freddie Mac Agency MBS, which brings the portfolio’s total Agency MBS position to approximately $2.4 billion at June 30, 2007. Given the recent capital markets volatility, Agency MBS have offered consistent returns with relatively low volatility, while providing a potential source of liquidity for future investments in higher-yielding opportunities. The $88.4 million of low-coupon, shorter-time-to-reset Agency MBS sold during the quarter was re-invested into higher-coupon, longer-time-to-reset Agency MBS. While the sale resulted in a realized loss of $0.4 million, the Company expects to earn an incremental $1.4 million annually from the higher-coupon MBS.

•
Commercial real estate: Crystal River continued to execute its business plan of increasing its allocation to the commercial real estate sector with the purchase of approximately $59.7 million of exposure in CMBS and whole loans. The Company continues to focus on this sector as it views the fundamentals as strong and the risk-adjusted returns as attractive.

•
Non-Agency RMBS: The Company made opportunistic investments of $9.7 million in prime RMBS and $10.6 million in sub-prime RMBS during the quarter. While Crystal River’s goal is the continued growth of its commercial real estate assets, it will make selective opportunistic investments in other areas when the risk-adjusted returns are attractive and the investments meet the Company’s disciplined underwriting standards.

Purchases

The following table details the Company’s funded investments in the second quarter of 2007:

($ in millions)	Face Amount	Cost	Credit (1)	WA Credit Spread (2)
Agency MBS (3)	$557.0	$562.4	AAA	77.9
CMBS	87.4	49.6	CCC+	805.3
Prime RMBS	18.0	9.7	B-	994.3
Sub-prime RMBS	13.1	10.6	BB+	470.2
Whole loans	10.2	10.1	75.0	110.0
Total	$685.7	$642.4

(1)	Credit represents weighted average rating for rated assets and loan-to-value ratio (“LTV”) for non-rated assets
(2)	Weighted average credit spread, in basis points, based on applicable benchmark (U.S. Treasury for fixed and LIBOR for floating)
(3)	Implied AAA rating

Sub-prime RMBS Purchases

The following table further details the Company’s sub-prime RMBS investments in the second quarter of 2007 by security:

($ in millions)	Face Amount	Cost	Credit (1)	Credit Spread (2)
2007 Vintage	$1.1	$1.1	BBB	210
2007 Vintage	8.0	7.4	BBB-	475
2005 Vintage	4.0	2.1	CCC	595
Total	$13.1	$10.6

(1)	Credit represents weighted average rating
(2)	Credit spread, in basis points, based on applicable benchmark (U.S. Treasury for fixed and LIBOR for floating)

Dispositions

The following table details the Company’s dispositions in the second quarter of 2007:

($ in millions)	Face Amount	Fair Value	Credit (1)	WA Credit Spread (2)
Agency MBS (3)	$88.8	$88.4	AAA	79.3
Total	$88.8	$88.4

(1)	Credit represents weighted average rating
(2)	Weighted average credit spread, in basis points, based on applicable benchmark (U.S. Treasury for fixed and LIBOR for floating)
(3)	Implied AAA rating

Total Investment Portfolio

The following table summarizes the Company’s investment portfolio at June 30, 2007 and March 31, 2007:

	June 30, 2007		March 31, 2007
($ in millions)	Carrying Value	% Total	Carrying Value	% Total
Available for sale securities
Agency MBS	$2,369.2	63.3%	$2,010.8	60.1%
CMBS	510.9	13.6%	493.3	14.8%
Prime RMBS	168.0	4.5%	165.8	5.1%
Sub-prime RMBS	113.4	3.0%	104.9	3.0%
ABS (1)	42.0	1.1%	44.2	1.3%
Preferred stock	3.4	0.1%	4.0	0.1%
Real estate loans
Construction loans	20.5	0.5%	20.4	0.6%
Mezzanine loans	31.9	0.9%	31.9	1.0%
Whole loans	213.5	5.7%	200.4	6.0%
Commercial real estate	212.2	5.7%	211.0	6.3%
Real Estate Finance Fund	35.3	1.0%	35.2	1.0%
Alternative investments	23.4	0.6%	22.9	0.7%
TOTAL	$3,743.7	100.0%	$3,344.8	100.0%

(1) Asset-backed securities (“ABS”)

Sub-prime RMBS Investment Portfolio

The following table summarizes the Company’s sub-prime RMBS portfolio at June 30, 2007:

Vintage	Carrying Value	Average Rating	Pool Factor (1)	Credit Support (2) on Current Balance (3)	Projected Cumulative Loss per Original Balance (3)	Projected Cumulative Loss per Current Balance (3)
2005	$82.4	BB+	38.31%	18.3%	6.0%	12.9%
2006	22.5	BBB	67.83%	15.9%	8.6%	12.0%
2007	8.5	BBB-	96.65%	16.1%	11.1%	11.1%
Total or Average	$113.4		47.51%	17.7%	6.8%	12.6%

(1)	Portion of original collateral loan balance outstanding
(2)	Credit support refers to the sum of projected excess interest used to cover losses, current subordination and current overcollateralization, all divided by the current collateral balance
(3)	Original balance refers to the mortgage pool balance at issuance, current balance equals the original balance times the pool factor

Stock Repurchase Plan and Dividend Reinvestment Plan

On August 7, 2007, Crystal River’s board of directors approved a stock repurchase plan covering up to two million shares of the Company’s common stock. The Company’s board of directors also approved a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of Crystal River dividends in additional shares of Crystal River stock for stockholders who elect to participate in the DRIP. For additional information, please refer to the Form 8-K that was filed with the SEC on August 7, 2007.

Financing Details

The following table shows the Company’s available for sale assets, real estate loans and other investments as of June 30, 2007 and the financing lines used to finance such assets, categorized by

(i) term debt, such as mortgage loans on commercial real estate, trust preferred securities and CDOs, (ii) funding lines, which include warehouse lines and term bank facilities, and (iii) reverse repurchase agreements:

($ in millions)	Asset Carrying Value		Term Debt (1)		Funding Lines		Repurchase Agreements

CMBS	$510.9			$389.9		$22.2	$28.8
Prime RMBS	168.0			65.4		2.4	14.6
Sub-prime RMBS	113.4			43.5		22.7	12.0
ABS	42.0			―		―	38.0
Preferred stock	3.4			―		―	―
Real estate loans	265.9			114.3		―	40.8
Commercial real estate	212.2			198.5		―	―
Real Estate Finance Fund	35.3			―		―	―
Alternative investments	23.4			―		―	―
Trust preferred securities	―			51.6		―	―

Subtotal	$1,374.5			863.2		47.3	134.2

Agency MBS	$2,369.2	(2)	$	―	$	―	$2,335.0

TOTAL	$3,743.7			$863.2		$47.3	$2,469.2

(1) CDO debt has been allocated based upon the asset mix within the Company’s CDOs
(2) Excludes margin cash and securities sold but not yet settled at June 30, 2007

Indebtedness under reverse repurchase agreements includes $38.0 million collateralized by Aircraft ABS, $40.8 million backed by a land loan in Canada and $2.3 billion backed by Agency MBS. Note that the $2.3 billion of reverse repurchases against Agency MBS excludes margin cash and securities sold but not yet settled. Of the $55.4 million in remaining reverse repurchase agreement indebtedness, $28.8 million is collateralized by CMBS and $26.6 million is collateralized by non-Agency RMBS.

Net Investment Income Margin

The Company increased its net investment income margins from 1.58% at March 31, 2007 to 1.65% at June 30, 2007. The increase was a result of the reduction of liability costs from 5.21% at March 31, 2007 to 5.14% at June 30, 2007. The following table shows the Company’s asset yield, liability cost and net investment income margin:

	June 30, 2007	March 31, 2007	June 30, 2006
Asset yield	6.79%	6.79%	6.02%
Liability cost	5.14%	5.21%	4.63%
Net investment income margin	1.65%	1.58%	1.39%

Additional Information

The Company intends to file its Form 10-Q for the quarter ended June 30, 2007 with the Securities and Exchange Commission on Tuesday, August 14, 2007. Please read the Form 10-Q carefully as it contains Crystal River’s consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-Q will also be made available under the Investor Relations section of Crystal River’s website at www.crystalriverreit.com.

About Crystal River

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT. The Company invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation. Crystal River is externally managed and advised by subsidiaries of Brookfield Asset Management Inc.

Definition of Operating Earnings

This press release and accompanying financial information make reference to operating earnings on a total and per share basis. The Company considers its operating earnings to be income after operating expenses but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact, loss on impairment of assets and commercial real estate depreciation and amortization. The Company believes operating earnings provides useful information to investors because it views operating earnings as an effective indicator of the Company’s profitability and financial performance over time. Operating earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investments as the underlying assets are carried at estimated fair market value. The Company provides the components of operating earnings and a full reconciliation from net income to operating earnings with the financial statements accompanying this press release. Operating earnings is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Definition of Net Investment Income

This press release and accompanying financial information make reference to net investment income on a total and per share basis. The Company considers its net investment income to be total revenues including income from equity investments less interest expense. The Company provides the components of net investment income with the financial statements accompanying this press release. Net investment income is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Definition of Estimated REIT Taxable Income

Estimated REIT taxable income is a non-GAAP financial measure and does not purport to be an alternative to net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Estimated REIT taxable income excludes the undistributed taxable income of Crystal River’s domestic taxable REIT subsidiary. This non-GAAP financial measure is important to Crystal River and its stockholders because, as a real estate investment trust, we are required to pay substantially all of our REIT taxable income in the form of distributions to our stockholders and estimated REIT taxable income is an effective indicator of the total amount of REIT taxable income available for distributions. Because not all REITs use identical calculations, this presentation of estimated REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies.

Forward-Looking Information

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. For more information on the risks facing the Company, see the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended March 31, 2007, filed with the SEC on May 15, 2007. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

COMPANY CONTACT
Marion Hayes
Investor Relations
Crystal River Capital, Inc.
(212) 549-8413
mhayes@crystalriverreit.com
[CRZ-F]

Condensed Consolidated Balance Sheets

	June 30,	March 31,	December 31,
	2007	2007	2006
(in thousands, except share and per share data)	(unaudited)	(unaudited)

ASSETS
Available for sale securities, at fair value	$3,206,870	$2,823,027	$3,342,608
Real estate loans	265,904	252,680	237,670
Commercial real estate, net	212,219	210,961	―
Other investments	58,661	58,115	20,133
Intangible assets	79,575	83,381	―
Cash and cash equivalents	20,671	42,586	39,023
Restricted cash	88,295	76,419	79,483
Receivables	131,310	40,166	28,143
Prepaid expenses and other assets	1,244	2,641	1,791
Deferred financing costs, net	11,598	11,223	4,929
Derivative assets	30,942	14,195	20,865

Total Assets	$4,107,289	$3,615,394	$3,774,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and cash collateral payable	$6,819	$3,115	$11,486
Due to Manager	1,730	4,131	2,040
Due to broker	100,971	80,454	94,881
Dividends payable	17,025	17,032	16,514
Intangible liabilities	72,395	73,403	―
Repurchase agreements	2,475,672	1,989,928	2,723,643
Repurchase agreement, related party	40,806	124,806	144,806
Collateralized debt obligations	512,012	516,895	194,396
Junior subordinated notes held by trust that issued trust preferred securities	51,550	51,550	―
Mortgage payable	198,500	198,500	―
Senior mortgage-backed notes	101,116	―	―
Interest payable	20,890	17,583	19,417
Derivative liabilities	23,415	17,137	11,148

Total Liabilities	3,622,901	3,094,534	3,218,331

Commitments and contingencies	―	―	―

Stockholders’ Equity
Preferred Stock, par value $0.001 per share;100,000,000 shares
authorized, no shares issued and outstanding	―	―	―
Common stock, $0.001 par value, 500,000,000 shares
authorized, 25,004,245 and 25,021,800 sharesissued
and outstanding, respectively	25	25	25
Additional paid-in capital	567,000	566,676	566,285
Accumulated other comprehensive income (loss)	(23,842)	(13,145)	13,212
Dividends declared in excess of earnings	(58,795)	(32,696)	(23,208)

Total Stockholders’ Equity	484,388	520,860	556,314

Total Liabilities and Stockholders’ Equity	$4,107,289	$3,615,394	$3,774,645

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended			Six months ended
(in thousands, except share and per share data)	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues
Interest income – available for salesecurities	$50,823	$50,204	$41,178	$101,027	$78,918
Interest income – real estate loans	4,404	4,325	2,478	8,729	5,089
Other Interest and dividend income	2,276	2,700	1,745	4,976	2,472
Total interest and dividend income	57,503	57,229	45,401	114,732	86,479
Rental income, net	5,110	548	―	5,658	―
Total revenues	62,613	57,777	45,401	120,390	86,479

Expenses
Interest expense	41,993	40,135	31,425	82,128	60,276
Management fees, related party	1,828	2,353	1,635	4,181	3,312
Professional fees	1,204	782	753	1,986	1,514
Depreciation and amortization	2,798	311	―	3,109	―
Incentive fees	―	124	―	124	―
Insurance expense	325	82	99	407	190
Directors’ fees	178	162	92	340	236
Public company expense	161	71	―	232	―
Commercial real estate expenses	344	―	―	344	―
Other expenses	206	90	157	296	249
Total expenses	49,037	44,110	34,161	93,147	65,777

Other revenues (expenses)
Realized net gain (loss) on sale ofsecurities available for sale	(440)	1,620	(1,100)	1,180	(1,668)
Realized and unrealized gain (loss)on derivatives	(4,776)	(8,601)	(481)	(13,377)	7,449
Impairments on available for salesecurities	(22,058)	(635)	(5,666)	(22,693)	(6,924)
Foreign currency exchange gain	4,249	502	2,066	4,751	1,875
Income from equity investments	589	849	―	1,438	―
Other	_ (214)	_ 142	(51)	(72)	18
Total other revenues (expenses)	(22,650)	(6,123)	(5,232)	(28,773)	750

Net income (loss)	$(9,074)	$7,544	$6,008	$(1,530)	$21,452

Net income (loss) per share – basicanddiluted	$(0.36)	$0.30	$0.34	$(0.06)	$1.22
Weighted average number ofshares outstanding:
Basic and diluted	25,029,782	25,043,565	17,528,607	25,036,870	17,511,937
Dividends declared per share ofcommon stock	$0.68	$0.68	$0.725	$1.36	$1.45

Net Investment Income (Unaudited)

	Three months ended			Six months ended
(in thousands, except share and per share data)	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Total interest and dividend income	$57,503	$57,229	$45,401	$114,732	$86,479
Rental income, net	5,110	548	―	5,658	―
Income from equity investments	589	849	―	1,438	―
Interest expense	(41,993)	(40,135)	(31,425)	(82,128)	(60,276)

Net investment income	$21,209	$18,491	$13,976	$39,700	$26,203
Net investment income per share	$0.85	$0.74	$0.80	$1.59	$1.50
Weighted average number ofshares outstanding:
Basic and diluted	25,029,782	25,043,565	17,528,607	25,036,870	17,511,937

Reconciliation of Net Income (Loss) to Operating Earnings (Unaudited)

	Three months ended			Six months ended
(in thousands, except share and per share data)	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Net income (loss)	$(9,074)	$7,544	$6,008	$(1,530)	$21,452
Realized net (gain) loss on sale ofsecurities available for sale	440	(1,620)	1,100	(1,180)	1,668
Realized and unrealized (gain) losson derivatives	4,776	8,601	481	13,377	(7,449)
Impairments on available for salesecurities	22,058	635	5,666	22,693	6,924
Foreign currency exchange gain	(4,249)	(502)	(2,066)	(4,751)	(1,875)
Depreciation and amortization	2,798	311	―	3,109	―
Other	214	(142)	51	72	(18)

Operating earnings	$16,963	$14,827	$11,240	$31,790	$20,702
Operating earnings per share	$0.68	$0.59	$0.64	$1.27	$1.18
Weighted average number of sharesoutstanding:
Basic and diluted	25,029,782	25,043,565	17,528,607	25,036,870	17,511,937

Comprehensive Loss (Unaudited)

(in thousands)	Three months ended June 30, 2007	Six months ended June 30, 2007

Net loss	$(9,074)	$(1,530)

Net unrealized holdings loss on securities available for sale	(29,361)	(50,474)
Unrealized gain on cash flow hedges	18,593	16,477
Deferred gain (loss) on settled cash flow hedges	503	(2,235)
Amortization of net gains on cash flow hedges into net income	(432)	(822)
Comprehensive loss	$(19,771)	$(38,584)

Reconciliation of Net Loss to Estimated REIT Taxable Income (Unaudited)

(in thousands, except share and per share data)	Six months ended June 30, 2007

GAAP net loss	$(1,530)

Adjustments to GAAP net loss:
Net loss of taxable REIT subsidiary	5,978
Share based compensation	533
Net tax adjustments related to interest income	3,402
Book derivative loss in excess of tax loss	6,846
Realized tax losses in excess of book losses	(534)
Impairment losses not deductible for tax purposes	22,693
Foreign currency translation adjustment	(4,751)
Rent escalation	(249)
Other	(25)
Net adjustments from GAAP net loss to estimated REIT taxable income	33,893
Estimated REIT taxable income	32,363
Weighted average number of shares outstanding:
Basic and diluted	25,036,870
Estimated REIT taxable income per share of common stock for the six months ended 6/30/07	$1.29